EXHIBIT 10.40


                              TBC MANAGEMENT, LTD.


                                November 16, 1999



Mr. Mark T. Walton
Travis Boats & Motors, Inc.
5000 Plaza on the Lake Blvd., Suite 250
Austin, Texas  78746


         Re:      Employment Agreement
                  --------------------

Dear Mark:

         This letter agreement (this "Letter Agreement") sets forth the terms of your employment relationship with TBC Management, Ltd., a Texas limited partnership (the "Company"), which has an agreement to provide management services to Travis Boats & Motors, Inc., a Texas corporation, and its subsidiaries (collectively referred to as "Travis Boats"). As an inducement to you to enter into this Letter Agreement, if for any reason the agreement between the Company and Travis Boats ceases to exist, the Company shall immediately assign this Letter Agreement to Travis Boats. Travis Boats, by signing below where indicated, agrees to accept such assignment and perform the terms of this Letter Agreement. This Letter Agreement supersedes all previous agreements between you and the Company and/or Travis Boats, including but not limited to the Letter Agreements dated December 14, 1995, as amended, and May 7, 1996 (the "May 7 Letter Agreement").

         1. Duties. You agree to perform the duties and assume the responsibilities normally incidental to the position of President of Travis Boats. You further agree to perform for the Company such other duties and responsibilities as may be reasonably prescribed from time to time by the Company. It is acknowledged that you are the President, but not an employee, of Travis Boats.

         2. Extent of Service. The initial term of this employment contract with the Company shall expire on the third anniversary of the Effective Date of this Letter Agreement (as defined in paragraph 3 hereof), unless sooner terminated in accordance with the terms hereof. You shall devote such time, attention and energy to the business of the Company as shall be reasonably requested, and you will faithfully, industriously, and to the best of your ability perform all of the duties that may be required of you as an employee. You will not engage in activities, businesses, or investment that would in any way conflict with the best interests of the Company or Travis Boats.

Mr. Mark T. Walton
November 16, 1999
Page 2





         3. Effective Date. This Letter Agreement shall be effective as of June 28, 1999 (the "Effective Date"). The parties acknowledge that this Letter Agreement shall be deemed effective as of the expiration of the May 7 Letter Agreement.

         4. Salary. As long as you remain employed by the Company, the Company will pay you an annual salary of $200,000 (before federal or state withholding deductions), subject to adjustments, payable on the same schedule that salary is paid to other salaried employees of the Company. Your performance and base salary will be reviewed annually by the Company. You may be entitled to receive such further compensation as may be authorized by the Company upon such annual review or at other times deemed appropriate by the Company.

         5. [Intentionally Omitted]

         6. Benefits. As long as you remain employed by the Company, you shall be entitled to participate in health insurance, dental insurance, disability insurance, and accidental, death and disability insurance, as provided to the other executive employees of the Company, and such vacation and holiday time as provided in the Company's vacation/holiday policy. The Company shall provide you the use of an automobile for business use with all maintenance costs, automobile insurance premiums, gas and Company-related cellular phone charges paid by the Company.

         7. Renewal and Extension Bonus Payment. As consideration for limiting other employment opportunities during the term of this Letter Agreement, the Company will pay you a renewal and extension bonus payment (the "Renewal Bonus") of $129,362.01, subject to withholding for applicable federal income tax, social security and other items required by law. The Company and you agree that you shall promptly repay a pro rata share of the Renewal Bonus to the Company based upon the initial three (3) year term of this Letter Agreement (net of any applicable taxes paid by you upon the payment of the Renewal Bonus) if you leave the employ of the Company during the initial term of this Letter Agreement, except for any termination of this Letter Agreement in connection with: (a) a termination by you for Good Reason (as defined below), (b) a termination by the Company Without Good Cause (as defined below), or (c) a termination by you Without Good Reason (as defined below) within sixty (60) days after the date of a Change of Control (as defined below).

         8. Annual Bonus. As long as you remain employed by the Company and the consolidated income of Travis Boats before income tax expense and non-recurring audit adjustments (collectively "Pre-tax Income") reflects growth of 20% or more over the previous fiscal year, you



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Mr. Mark T. Walton
November 16, 1999
Page 3




shall receive an annual bonus of 1.5% of such total annual Pre-tax Income. If the Pre-tax Income reflects growth of less than 20% over the previous fiscal year, the annual bonus shall be an amount determined by the Company.

         9. Termination of Employment; Severance Payments. Notwithstanding the foregoing or anything to the contrary contained in this Letter Agreement, you may terminate your employment relationship with the Company at any time and for any reason whatsoever, or for no reason, after giving the Company written notice of such resignation at least 30 days prior to such intended resignation date, subject to the following provisions:

         (a) You shall have the right to resign for any Good Reason (as defined below) and such resignation shall be deemed to be a termination Without Good Cause (as defined below) for all purposes under this Agreement, including the "Change of Control" provisions set forth below and the severance provisions set forth in paragraph 9(d) below. For purposes of this Agreement, the term "Good Reason" shall be defined as:

                  (i) The Company's failure in any material respect to perform any provision of this Agreement;

                  (ii) Any material changes in your duties and responsibilities under this Agreement without your written consent;

                  (iii) The hiring or promotion by the Company of another executive employee to a position of substantially similar job description or daily responsibility for the management of the Company without your written consent;

                  (iv) The Company's directing you to work at a location other than Austin, Texas without your written consent; or

                  (v) After a Change of Control, any material change which, in your sole but reasonable discretion, impacts you detrimentally upon your position within the Company.

         (b) Any resignation by you for any reason other than Good Reason shall be deemed a resignation "Without Good Reason." Other than as provided in paragraph 9(d) with respect to your resignation Without Good Reason during the 60-day period following a Change of Control, in the event of your resignation Without Good Reason, the Change of Control provisions in paragraph 10 and the severance provisions in paragraph 9(d) shall be inapplicable.

         (c) From the date you voluntarily terminate your employment with the Company Without Good Reason (other than as provided in paragraph 9(d) with respect to your resignation Without



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Mr. Mark T. Walton
November 16, 1999
Page 4




Good Reason during the 60-day period following a Change of Control), from the date of your death or from the date your employment is terminated For Cause (as defined below) by the Company, you shall no longer be entitled to any base salary, bonus or other compensation benefits, other than such salary and bonus amounts earned but unpaid as of the date of termination of your employment. The term "For Cause" shall mean (i) your gross neglect or willful misconduct in the discharge of your duties and responsibilities to the Company, as determined by the Board of Directors of the general partner of the Company, (ii) your repeated failure to obey reasonable directions from the Company or the Board of Directors of the general partner of the Company, (iii) any act of yours against the Company or Travis Boats intended to enrich you at the expense of the Company or Travis Boats, (iv) any willful act or omission by you having the effect of materially injuring the business or business relationships of the Company or Travis Boats, or (v) your commission of a felony or any crime involving moral turpitude, fraud or misrepresentation. Any termination that is not For Cause or that does not result from your death or disability, shall be deemed to be a termination "Without Good Cause."

         (d) If your employment is terminated by the Company Without Good Cause (including expiration of a term without renewal) or you terminate this Letter Agreement Without Good Reason within sixty (60) days after the date of a Change of Control, then you shall be entitled to receive 2.99 times your annual compensation with proration of bonus for the year in which your employment was terminated, which amounts shall be payable over the three-year term in the same manner as such compensation would have been payable if employment had not terminated, provided that the Company may elect to pay or you may elect to receive such compensation as a lump sum payment.

         (e) Notwithstanding the foregoing you may submit the decision to classify termination of your employment as "For Cause" to binding arbitration under the rules and auspices of the American Arbitration Association then in effect.

         10. Change of Control. The Company acknowledges that you agreed to assume your position with the Company and to enter into this Agreement based upon his confidence in the current shareholders of the Company and the support of the Board of Directors for the development of a new strategy for the Company. Accordingly, if the Company should undergo a "Change of Control," as defined in this section, the parties agree as follows:

         (a) For purposes of this Agreement, a "Change of Control" shall be deemed to exist in the event that any of the following occurs:

                  (i) a change in the ownership of the capital stock of the Company where a corporation, person or group acting in concert (a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange



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Mr. Mark T. Walton
November 16, 1999
Page 5




Act) of a number of shares of capital stock of the Company which constitutes 40% or more (or, 30% or more in the event the Company is subject to the reporting requirements of Sections 12 or 15(d) under the Exchange Act) of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

                  (ii) the persons who were members of the Board of Directors immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Company; or

                  (iii) a dissolution of the Company, or the adoption by the Company of a plan of liquidation, or the adoption by the Company of a merger, consolidation or reorganization involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company (for purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires, or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired, gross assets of the Company that have an aggregate fair market value equal to 50% or more of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions); or

                  (iv) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either 50% or more of the Company's outstanding shares of Common Stock or shares of capital stock having 50% or more of the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own 30% or more of the voting power; or

                  (v) a change in control is reported or is required to be reported by the Company in response to either Item 6(e) of Schedule 14A of Regulations 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act, which change in control has not been approved by a majority of the Board of Directors then in office who were directors at the beginning of the two-year period ending on the date the reported change in control occurred; or

                  (vi) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board of Directors of the Company, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's stockholders, of each new director was approved by a vote of a least a majority of the directors then still in office who were directors at the beginning of the period.




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Mr. Mark T. Walton
November 16, 1999
Page 6




         For purposes of paragraph 10(a)(i) above, if a Person were the beneficial owner of 30% or more or 40% or more, as applicable, of the combined voting power of the Company's then outstanding securities as of the Effective Date and such Person thereafter accumulates more than 5% of additional voting power, a Change of Control of the Company shall be deemed to have occurred, notwithstanding anything in this Agreement to the contrary. A Change of Control shall include any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of paragraph 4(a)(i)-(vi). However, a Change of Control shall not be deemed to occur if a person becomes the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the company's then outstanding securities solely by reason of the Company's redemption or repurchase of securities; but further acquisitions by such Person that cause such Person to be the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities shall be deemed a Change of Control.

         (b) In the event of a Change of Control, as defined in this section, all stock options then held by you for the purchase of equity securities of the Company shall immediately become vested, effective on the date of the Change of Control.

         11.      Nondisclosure and Noncompetition; Consideration.

         (a) You shall not, at any time during the term of your employment by the Company, nor so long as such information remains confidential with the Company or Travis Boats, use for your own account or for the benefit of any other person, firm, corporation or entity, directly or indirectly, except in the ordinary course of business, any of the supplier lists, customer or subscriber lists, contract terms, trade names, trade secrets or goodwill owned or used by the Company or Travis Boats in its business or, directly or indirectly, disclose or furnish to any other person, firm, corporation or entity, the methods by which the Company's business or that of Travis Boats is or has been conducted, any of the methods by which the customers or business of the Company or that of Travis Boats are or have been obtained, or any confidential or proprietary information whatsoever of the Company or Travis Boats, including, without limitation, the Intellectual Property described in paragraph 12 below and the identities of or other information regarding any customers or prospective customers of the Company.

         (b) Unless the Company consents in writing, at any time during the term of your employment with the Company, and within one year after the date your employment with the Company terminates, you will not, within the United States, directly or indirectly own, manage, operate, control, be employed by, advise or be connected in any manner (including, without limitation, as an employee, director, agent, partner, officer, stockholder, creditor, consultant or otherwise) with any person, firm, corporation or business which directly or indirectly is competitive with the Company's business (i.e., any business which engages in the business of retail marketing



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Mr. Mark T. Walton
November 16, 1999
Page 7




or selling recreational power boats, boat motors or boat trailers or provides services to people or entities selected because of their involvement in the same industry); provided, however, the covenant not to compete set forth in this paragraph 11(b) shall not apply if you are rightfully entitled to receive, and the Company fails to pay you, the consideration in paragraph 9(d) or if you are part of a group that seeks to effect a Change of Control with respect to the Company.

         (c) Notwithstanding the foregoing, nothing in this Letter Agreement will prohibit you from owning less than five percent of the capital stock of a corporation, the common stock of which is publicly traded on a national securities exchange or through NASDAQ, notwithstanding that such corporation may compete with the Company.

         (d) At any time during the term of your employment by the Company, and within one year after the date your employment with the Company terminates, neither you nor any entity or business owned or controlled by you, will, directly or indirectly for your benefit or the benefit of any third party, without the written consent of the Company, hire or solicit the employment of any employee of the Company or influence or induce any employee to leave or decline employment by the Company.

         12. Materials. All data, listings, charts, drawings, records, documents, programs, software, documentation, memoranda, journals, notebooks, records, files, drafts, specifications and similar items relating to the business of the Company or its affiliates, whether compiled by you, furnished to you by the Company, its customers or clients or otherwise made accessible to you or coming into your possession, while you are employed by the Company, and copies of any such items, shall be and remain the sole and exclusive property of the Company or its customers or clients, as the case may be, and none of such items shall be removed from the Company's business premises by you without the prior consent of the Company, except as required in the course of your employment. All of such items shall be returned to the Company by you upon the termination of your employment with the Company for whatever reason. The provisions of this paragraph shall not, however, prohibit you from using any materials published by the Company and made available (without a breach of this agreement) to the general public.

         13. Intellectual Property. If, during the term of your employment, you develop any proprietary technology (including without limitation any architecture, structure, layouts, processes, formulae, inventions, know-how, ideas, concepts, designs, drawings, specifications, test data, and quality and quality control standards); any patents and patent rights (including all information or discoveries covered thereby and all enhancements, modifications, improvements, divisions, continuations, continuations in part, reissues, re-examinations or extensions thereof), trademarks and trademark rights, copyrights and copyright rights, trade secrets and trade secret rights, and applications, registrations or their equivalents for any of the same; or any other intellectual property rights (collectively, the "Intellectual Property"), relating to the manufacturing or supplying of



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Mr. Mark T. Walton
November 16, 1999
Page 8




products or services in which the Company is or is likely to be involved, such Intellectual Property shall automatically become the property of the Company. You agree to cooperate with the Company to perfect your respective claims to such Intellectual Property and to execute and deliver any and all documents reasonably necessary in order to effectuate the intent of this paragraph, and you hereby grant to the Company an irrevocable power of attorney to execute any such documents.

         14. Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person (including delivery by an express delivery service or by facsimile transmission during the recipient's regular business hours), or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service and addressed for delivery, if to you, at 7308 Kapok Lane, Austin, Texas 78759, or if to the Company, at 5000 Plaza on the Lake Blvd., Suite 250, Austin, Texas 78746.

         15.      Miscellaneous.

         (a) The rights and obligations of the Company under this Letter Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

         (b) This Letter Agreement shall be subject to and governed by the laws (except the conflict of laws) of the State of Texas.

         (c) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Titles of sections are for convenience only and neither limit nor amplify any of the provisions contained herein.

         (d) Upon execution of this Letter Agreement, the rights, duties and obligations of the parties hereto with respect to the matters set forth herein shall be governed solely by the provisions of this Letter Agreement, and all representations, warranties, terms and conditions with respect to such matters which may be contained in any prior writing executed by the parties (or by any of them) shall be null and void and of no further force and effect.

         (e) If any provisions of this Letter Agreement, or the application thereof to any party hereto or under any circumstances, shall be invalid or unenforceable to any extent, the remainder of this Letter Agreement and the application of such provisions to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law; provided, that a provision as similar in terms and effect to such invalid or unenforceable shall be added automatically as part of this Letter Agreement.



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Mr. Mark T. Walton
November 16, 1999
Page 9




         (f) In the event of a breach or threatened breach by you of any provision of this Letter Agreement, then in addition to any other available remedy to which the Company may be entitled, including the recovery of damages, the Company shall be entitled to an injunction restraining you from breaching or attempting to breach, in whole or in part, any of the provisions of this Letter Agreement. In addition, in the event of a breach by either party of any provision of this Letter Agreement, the non-breaching or (in the event of litigation) the prevailing party shall be entitled to recover from the other party all reasonable costs and attorneys' fees incurred by the non-breaching or prevailing party in seeking any of such remedies, in addition to the other relief to which the non-breaching or prevailing party may be entitled. As used in the preceding sentence, "prevailing party" shall include, without limitation, the party who retains legal counsel or brings an action against the other party and subsequently obtains all or substantially all of the relief sought, whether by compromise, settlement or judgment.

                                      * * *




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Mr. Mark T. Walton
November 16, 1999
Page 10



         If you are in agreement with the foregoing, please so indicate by signing the enclosed extra original of this Letter Agreement and returning it to the Company, whereupon the provisions contained herein will be effective as of the date of this letter. Travis Boats, by signing below where indicated, agrees to be bound by the terms of this agreement in the event the management contract between the Company and Travis Boats ceases to exist.

                           Very truly yours,

                           TBC Management, Ltd.


                           By:    /s/ Michael B. Perrine
                                  ----------------------------------------------
                                  Michael B. Perrine, Chief Financial Officer of Travis Boats & Motors, Inc., its Managing General Partner



AGREED TO AND ACCEPTED:



/s/ Mark T. Walton
----------------------------
Mark T. Walton

Date:                       , 1999
     -----------------------


AGREED TO AND ACCEPTED:

Travis Boats & Motors, Inc.

By:  /s/ Michael B. Perrine
     ------------------------
     Michael B. Perrine
     Chief Financial Officer

Date:                        , 1999
     ------------------------